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                                                                    Exhibit 99.1



[THE HARTFORD LOGO]                                                News Release
                                            Hartford Plaza o Hartford, CT 06115
Date:         September 6, 2002
For Release:  Upon Receipt                       Investors
                                                 ---------
Contact:      Cynthia Michener                   Stuart Carlisle
              860/547-5624                       860/547-8418
              cynthia.michener@thehartford.com   stuart.carlisle@thehartford.com

                     The Hartford's Twin City Unit Transfers
                   New Jersey Auto Insurance Book to Palisades

HARTFORD, Conn. - The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that its subsidiary, Twin City Fire Insurance Company, has agreed to transfer its New Jersey personal auto insurance book sold through independent agents to state insurance carrier Palisades Safety and Insurance Association and Palisades Insurance Company. The transaction has been approved by the New Jersey Department of Banking and Insurance and will be effective with policy renewals beginning in late 2002.
         Under state capitalization guidelines, Twin City will provide approximately $9.2 million after tax in surplus to Palisades to support the book transfer. As a result of the Twin City transaction, The Hartford will record an expense of that amount in the third quarter of 2002.
         This action will have little impact on the New Jersey auto insurance market. Twin City's personal auto business in New Jersey is extremely small, representing approximately 0.4% of the market.
         The Hartford will continue to have a presence in the state, where it has substantial agency-produced business insurance operations and other lines of insurance products.
         The Hartford is one of the nation's largest investment and insurance companies, with 2001 revenues of $15.1 billion. As of June 30, 2002, The Hartford had assets of $179.6 billion and shareholders' equity of $9.7 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; business property and casualty insurance; and reinsurance.
             The Hartford's Internet address is www.thehartford.com.
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Certain statements made in this release should be considered forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. The Hartford cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hartford with the Securities and Exchange Commission. These uncertainties include the possibility of general economic and business conditions that are less favorable than anticipated, changes in interest rates or the stock markets, stronger than anticipated competitive activity, and more frequent or severe catastrophes than anticipated.